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                                                                    EXHIBIT 99.1


                          TYCO INTERNATIONAL TO ACQUIRE
                       GENERAL SURGICAL INNOVATIONS, INC.

       Immediately Accretive, Acquisition Provides Excellent Strategic Fit

Hamilton, Bermuda and Cupertino, CA, (August 23, 1999)...Tyco International Ltd. (NYSE-TYC, LSE-TYI, BSX-TYC), a diversified manufacturing and service company, and General Surgical Innovations, Inc. (NASDAQ-GSII) (GSI) a medical manufacturer and distributor of SPACEMAKER-Registered Trademark- balloon dissection-devices used in minimally invasive surgical procedures, announced today that they have entered into a definitive agreement pursuant to which Tyco will acquire GSI. GSI shareholders will receive a fraction of a Tyco share valued at $7.50 per share for each share of GSI. The transaction is valued at approximately $100 million. Shares of GSI closed at $6.50 on Monday, August 23, 1999.

GSI manufactures and sells tissue dissection systems based on the company's patented balloon technology for minimally invasive surgical procedures. GSI's products are specifically designed for endoscopic and laparoscopic techniques used in general surgery such as hernia repairs, cardiovascular surgery for vein harvesting, both cosmetic and reconstructive plastic surgeries, and in urogynecology for female bladder neck suspension. The patented SPACEMAKER-Register Trademark-balloon dissection systems offer surgeons the opportunity to predictably create space through small incisions, which may enhance patient outcomes.

"GSI is a natural fit with, and expands the product offerings of, the laparoscopic businesses within the United States Surgical Division of the Tyco Healthcare Group, and provides operating efficiencies that will result in an immediate positive impact on earnings", said L. Dennis Kozlowski, Tyco's Chairman and Chief Executive Officer. "Through GSI's patented technology we gain an important complement for our laparoscopic product line, which will enable us to take advantage of exceptional growth opportunities," he added.

Gregory D. Casciaro, President and Chief Executive Officer of GSI said, "The acquisition of General Surgical Innovations by Tyco makes excellent strategic sense and provides our shareholders with an exceptional value. GSI's proprietary balloon dissection technology will permit United States Surgical to offer surgeons an innovative portfolio of laparoscopic products for the expanding range of procedures emerging in general, urological, plastic, cardiovascular and orthopedic surgery. This also provides the opportunity for GSI shareholders to share in the exciting growth of Tyco."

The transaction, which will be accounted for as a purchase, is contingent upon customary regulatory review and approval by GSI shareholders. The Boards of Directors of both companies have approved the transaction, which is expected to be tax-free for the shareholders of GSI.


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Tyco International Ltd., a diversified manufacturing and service company, is the world's largest manufacturer, installer, and provider of fire protection systems and electronic security services, the largest manufacturer and servicer of electrical and electronic components and underwater telecommunications systems, the largest manufacturer of flow control valves, and has strong leadership positions in disposable medical products, plastics, and adhesives. The Company operates in more than 80 countries around the world and has expected fiscal 1999 revenues in excess of $22 billion.

FORWARD LOOKING INFORMATION

Comments in this earnings release concerning the expected results and future growth of acquisitions and expected fiscal 1999 revenues are forward-looking statements, which are based on management's good faith expectations and belief concerning future developments. Actual results may materially differ from these expectations as a result of many factors, relevant examples of which are set forth in the "Management Discussion and Analysis" section of Tyco's 1998 Annual Report to Shareholders and Tyco's 1998 Annual Report on Form 10-K, as well as, under the heading "Factors Affecting Future Results" in General Surgical Innovations' Annual Report on Form 10-K for the year ended June 30, 1998, Form 10-Q for the quarters ended September 30, 1998, December 31, 1998, and March 31, 1999 and other company filings with the Securities and Exchange Commission.